 Exhibit 10.1 (j)

AMENDMENT TO CONSULTING AGREEMENT

THIS AMENDMENT (“Amendment’) is made on this 25th day of November 2020 to that certain Consulting Agreement dated May 3, 2018 (“CA”) by and between Amarillo Biosciences, Inc., a company organized under the laws of the State of Texas and/or its affiliates (“ABI”) and i2China Management Group, LLC, a Delaware limited liability company (“Consultant”) as follows.

1.
This Amendment shall amend and replace, in its entirety, Section 1 of the CA dated May 3, 2018 between ABI and Consultant as follows:

1. Since May 3, 2018, Consultant has been dutifully retained by ABI without interruption or termination of Services by mutually agreement. ABI desires to maintain the existing engagement relationship and the Consultant hereby accepts to continue such engagement, in accordance with the terms and conditions set forth in this Agreement. The Consultant shall continue to serve as an “Executive Advisor” to ABI and report directly to ABI Chairman & CEO, for the period commencing from April 15, 2018 (the “Effective Date”) and ending one week after ABI serves written notice of termination on the Consultant or Consultant serves written notice of termination on ABI (herein "the Notice Period"). If ABI serves notice of termination of this Agreement, in addition to the Fees chargeable for the period of this Agreement, Consultant will be entitled to invoice ABI for an additional sum equal to one month's Retainer fees by way of compensation for termination of the Agreement. During the Notice Period ABI shall have absolute discretion as to whether Consultant will be required to continue to perform Services. ABI reserves the right to terminate this Agreement at any time without further payment of any compensation in the event of fundamental breach of the Agreement by the Consultant in the provision of the Services including but not limited to any significant illegal or criminal actions, gross insubordination, or gross negligence.

2.
This Amendment shall amend and replace, in its entirety, Section 3 of the CA dated May 3, 2018 between ABI and Consultant as follows:

3. This agreement shall be extended until May 3, 2022, unless earlier terminated in accordance with the terms of Section 1 above. Thereafter, this Agreement may be extended for additional terms by the mutual consent of the parties.

3.
This Amendment shall amend and replace, in its entirety, Section 4 of the CA dated May 3, 2018 between ABI and Consultant as follows:

4.     Retainer to Consultant
Consultant has provided exemplary services and proven extremely integral to ABI’s corporate operations, business development efforts, and investment financing activities. Given the increased level of responsibility and workload assigned to the Consultant during the engagement, ABI agrees to pay Consultant a monthly cash retainer of $15,000 (the “Retainer”) effective retroactively as of January 1, 2020 for continuing the performance of Services specified in Exhibit A upon the execution of this Amendment. It is understood that ABI may have insufficient cash funds to make payment of Retainer at the time of signing this Amendment. ABI agrees that upon such time it and/or its affiliate companies receives adequate investment financing proceeds, ABI will immediately pay on demand any and all past due Retainer payments in its entirety to Consultant. Note that the payable difference of $7,000 between the retroactive cash retainer increase ($15,000) and original cash retainer ($8,000) shall not be applied as a convertible promissory note; rather it shall be designated payable as a simple cash promissory note at the minimal interest required by law for such promissory note. Notwithstanding, a nominal portion of the Retainer in the amount of four thousand US dollars ($4,000) shall continue to be payable in advance by the 5th day of each month as has been the case since September 2019.

4.
This Amendment shall amend and replace, in its entirety, Section 4c of the CA dated May 3, 2018 between ABI and Consultant as follows:

4c. Warrants
As a performance bonus and incentive to align the Consultant’s interests for the extension of Services, ABI agrees to extend for an additional five (5) years that certain Warrant Certificate dated April 15, 2018 between Consultant and ABI (“Original Warrant Certificate”) for 452,617 warrants exercisable (partially, or in its entirety for 452,617 shares of fully-paid Voting Common Stock of ABI) at an exercise price of $0.265125, which had previously expired on April 14, 2020. Consultant shall be reissued a new Warrant Certificate (“New Warrant”) with similar terms as the Original Warrant Certificate that will indicate a new expiration date of November 24, 2025. In the case of any partial exercise of New Warrant by Consultant, ABI will issue and deliver to Consultant a subsequent Warrant of like tenor for the balance of the shares of ABI Common Stock purchasable under the same strike price and terms as the Warrant. It is understood by the Consultant that resulting shares of Common Stock owned may be in the form of ABI’s restricted (as to Rule 144) stock and shall be solely responsible for any tax payments related to the exercise of shares. Consultant hereby agrees to timely pay all federal income tax withholdings, self-employment tax, FITA, FUCA, and any other items payable with respect to the compensation received by Consultant from ABI.

5.
All other terms and conditions under the CA not specifically amended or modified hereby shall continue in full force and effect.

IN WITNESS WHEREOF, Company executes this Amendment as of the date first written above.

AMARILLO BIOSCIENCES, INC, a Texas Corporation

By:	/s/ Stephen T. Chen
Dr. Stephen T. Chen
Chairman & CEO

i2CHINA MANAGEMENT GROUP, LLC (“CONSULTANT”)

By:	/s/ Lawrence K. Lin
Lawrence K. Lin
Manager